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                                                                     Exhibit 3.5

               THIS SUPPLEMENTAL SPECIAL WARRANT INDENTURE made as of the 8th day of December, 1999.

                         B E T W E E N:

               BID.COM INTERNATIONAL INC., a corporation constituted under the laws of the Province of Ontario, Canada

               (hereinafter called the "Corporation")

               -- and --

               CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada

               (hereinafter called the " Special Warrant Agent")


WHEREAS:

A. Pursuant to a special warrant indenture dated as of September 30, 1999 (the "Indenture") between the Corporation and the Special Warrant Agent, the Corporation issued and sold by means of a private placement 1,854,678 special warrants (the "Special Warrants"). Subject to adjustment in certain events, each Special Warrant entitles the holder thereof to receive one (1) unit ("Unit"). Each Unit consists of one common share ("Common Share") and one half of one Common Share purchase warrant ("Share Purchase Warrant"), in the capital of the Corporation, all upon the terms and conditions herein set forth;

B. The Corporation now deems it necessary to amend the terms and conditions of the Special Warrants contained in the Indenture as herein provided;

C. The Corporation is duly authorized to amend the Special Warrants as herein provided;

D. The foregoing recitals are made as representations and statements of fact by the Corporation and not by the Special Warrant Agent.

     NOW THEREFORE for good and valuable consideration mutually given and received, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed and declared as follows:
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1.   Except as provided herein expressly or by necessary implication, all capitalized terms used herein and defined in the Indenture shall have the meanings ascribed to them in the Indenture.

2. The terms of the Special Warrants as provided in the Indenture are hereby amended to provide that each Special Warrant authorized and issued pursuant to the Indenture shall hereafter entitle the registered holder thereof to acquire (subject to adjustment as provided in sections 2.13 and 2.14 or subsection 2.2(c) of the Indenture) in accordance with section 3.1 of the Indenture, without payment of additional consideration, one (1) Unit, each Unit consisting of one (1) Common Share and one (1) whole Share Purchase Warrant.

3. Each whole Share Purchase Warrant shall entitle the holder to purchase at any time prior to 5:00 p.m. (Toronto time) on September 30, 2001, one (1) Common Share for $10.00 and the definition of Share Purchase Warrant is hereby amended accordingly.

4. Each Special Warrant certificate (including the Exercise Form) issued pursuant to the Indenture and countersigned by the Special Warrant Agent shall hereafter represent the right to receive a Unit consisting of the securities described above.

5. Except as modified herein expressly or by necessary implication, all other terms and provisions of the Indenture are hereby ratified and confirmed as being in full force and effect on and as of the date hereof.


          IN WITNESS WHEREOF the parties hereto have executed this Indenture under the hands of their proper officers duly authorized in that behalf.

                         BID.COM INTERNATIONAL INC.


                         By: "Mark Wallace"
                             ----------------------

                         CIBC MELLON TRUST COMPANY


                         By:    "Maxine McDonald"
                             ----------------------

                         By:     "Bruce Cornish"
                             ----------------------